Exhibit 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2010 Results

Company Reports Record EBITDA and Free Cash Flow

Fourth Quarter 2010

— Adjusted EBITDA1 of $41 Million —

— Net Income of $15 Million or $0.07 per Share Excluding Adjustments2 —

— Revenue of $218 Million —

Full Year 2010

— Adjusted EBITDA increases 31% to $156 Million —

— Net Income of $47 Million or $0.22 per Share Excluding Adjustments —

— Free Cash Flow3 of $154 Million —

— Revenue of $885 Million —

Holmdel, NJ, February 15, 2011 – Vonage Holdings Corp. (NYSE: VG), a leading provider of low-cost communications services connecting individuals through broadband devices worldwide, today announced results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010

Vonage reported record adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $41 million, an increase from $35 million sequentially and up from $34 million in the year ago quarter. Revenue of $218 million increased from $214 sequentially and decreased from $224 million year-over-year. Income from operations was $26 million, an increase from $20 million sequentially and up from $19 million in the year ago quarter.

As announced in January, the Company added nearly 6,000 net lines in the fourth quarter, the first quarter of positive net line additions in more than two years. The Company finished the year with 2.4 million lines in service. Churn was 2.4%, flat sequentially and down from 2.8% in the year ago quarter driven by customer mix and improvements in the end-to-end customer experience.

The Company reported net income of $15 million or $0.07 per share excluding adjustments2, up from $8 million or $0.04 sequentially and up from $5 million or $0.03 per share in the prior year’s quarter. Including one-time adjustments of $58 million in the fourth quarter related to the Company’s refinancing, GAAP net loss was $42 million or $0.19 per share. This is up from a net loss of $55 million or $0.26 per share sequentially, which included $60 million in one-time charges related to the Company’s refinancing, and down from net income of $4 million or $0.02 per share in the year ago quarter.

Marc Lefar, Vonage Chief Executive Officer, said, “Our multi-year plan to improve all of our key metrics culminated in a strong fourth quarter, providing clear evidence of our sustained operational and financial transformation. The Company delivered record high adjusted EBITDA, the lowest fourth quarter churn in four years and positive net line additions. We also generated positive free cash flow of $154 million for the full year. This is the first year in our history that the Company generated free cash flow. We are stronger than we have ever been.”

“Our growth initiatives are focused on increasing market share in the international long distance market, providing compelling new products for mobile users and growing our base of customers outside of the United States.”

“Following our successful debt restructuring in the quarter, we now have a healthy balance sheet to add to the strong cash flow, improved customer loyalty and recent growth in subscribers. We are encouraged by our progress and look forward to continuing success in 2011.”

Average revenue per user (“ARPU”) increased to $30.20 from $29.72 sequentially driven by customer mix and higher customer equipment and shipping revenue and decreased from $30.54 in the year ago quarter. Telephony services ARPU increased to $29.78 from $29.45 sequentially reflecting an increase in the number of customers taking higher priced rate plans and a lower impact from promotions, and decreased from $29.84 a year ago.

Total direct cost of telephony services (“COTS”) was $58 million, down from $60 million sequentially as lower domestic usage and termination costs offset the expected increase in international usage associated with the growth of subscribers on Vonage World. COTS was flat compared to the prior year’s quarter. On a per line basis, the cost of telephony services declined to $8.06 from $8.36 sequentially and increased from $7.96 in the prior year.

Direct cost of goods sold was $12 million, down from $13 million sequentially and down from $17 million in the year ago quarter. Direct margin4 of 68% increased from 66% sequentially and in the year ago quarter.

Selling, general and administrative (“SG&A”) expense was flat sequentially at $59 million and down from $63 million in the year ago quarter as the Company benefited from cost management and operating efficiencies.

Pre-marketing operating income (“PMOI”)1 increased to $100 million from $95 million sequentially and increased from $99 million in the year ago quarter. PMOI per line was $13.93, up from $13.25 sequentially and $13.50 in the year ago quarter.

Marketing expense was $50 million, up from $49 million sequentially and down from $53 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $301, down slightly from $302 sequentially and up from $281 in the prior year’s quarter.

Balance Sheet and Cash Flow

In December 2010, the Company completed its debt refinancing by entering into a $200 million, five-year term loan replacing the Company’s prior debt which carried interest rates ranging from 16% to 20%. The new debt will reduce interest expense in 2011 by nearly half of 2010 expense. The new loan bears interest at LIBOR plus 8%, with a LIBOR floor of 1.75%, and is pre-payable at par allowing the Company to retire debt with cash from operations at any time. The Company expects to make an initial prepayment on its debt by the end of the second quarter of 2011.

As of December 31, 2010, cash and cash equivalents were $79 million and restricted cash was $8 million. During the fourth quarter, as a result of the Company’s sustained positive financial performance, one of the Company’s vendors released approximately $11 million in restricted cash. For the year, $43 million in cash was released as a result of improvements in the Company’s credit quality.

As expected, capital and software expenditures increased in the fourth quarter due to the timing of investments in billing and other systems capabilities. Total capital and software costs were $16 million.

Full Year 2010

Vonage reported adjusted EBITDA of $156 million, an increase of $37 million from the prior year. The Company generated income from operations of $95 million. This is an improvement of $38 million from the prior year.

Telephony services revenue increased to $873 million driven by improved customer mix as the Company increased the number of customers on its Vonage World plan and selective price increases for enhanced features of its product offerings. Total revenue declined to $885 million from $889 million in 2009 due to a reduction in deferred revenues from legacy activation fees that were largely phased out in mid-2009. Average revenue per subscriber increased to $30.48 from $29.49, up for the third consecutive year.

Net income increased to $47 million or $0.22 per share excluding adjustments, up from $3 million or $0.02 per share in 2009. The Company reported a GAAP net loss of $84 million or $0.40 per share, driven by the combined impact of $118 million in adjustments related to the Company’s debt refinancing, and $12 million in non-cash charges related to the Company’s convertible notes, as the price of the Company’s stock increased, and debt prepayments. This compares to a GAAP net loss of $43 million or $0.25 per share in 2009.

Strong operating results and cash management drove cash from operations to $194 million. Capital expenditures totaled $40 million. The resulting free cash flow3 of $154 million was the first year of positive free cash flow in Company history.

Management Reaffirms 2011 Outlook

Vonage reaffirmed the following financial and operating guidance:

•	Higher gross line additions in 2011 than 2010, and positive net lines for the year

•	Monthly churn of approximately 2.4% for the year

•	Our growth initiatives are expected to begin to meaningfully impact revenue beginning in the second half of the year

•	Adjusted EBITDA higher than the $156 million achieved in 2010

•	Total capital and software expenditures in the range of $40-45 million

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).
(3)	This is a non-GAAP financial measure. Refer below to Table 6 for a reconciliation to GAAP cash provided by operating activities.
(4)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

VONAGE HOLDINGS CORP.

TABLE 1. CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
	(Unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$214,568	$218,411	$872,934	$864,848
Customer equipment and shipping	3,056	5,131	12,108	24,232

	217,624	223,542	885,042	889,080

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,428, $4,941, $18,725 and $18,958, respectively)	58,067	58,278	243,794	213,553
Direct cost of goods sold	12,051	17,070	55,965	71,488
Selling, general and administrative	58,523	62,891	238,986	265,456
Marketing	50,352	52,758	198,170	227,990
Depreciation and amortization	12,727	13,766	53,073	53,391

	191,720	204,763	789,988	831,878

Income from operations	25,904	18,779	95,054	57,202

Other income (expense):
Interest income	139	49	519	277
Interest expense	(11,338)	(13,281)	(48,541)	(54,192)
(Loss) gain on extinguishment of notes	(26,531)	225	(31,023)	4,041
Change in fair value of embedded features within notes payable and stock warrant	(29,782)	(1,055)	(99,338)	(49,933)
Other, net	(59)	22	(18)	843

	(67,571)	(14,040)	(178,401)	(98,964)

Income (loss) before income tax expense	(41,667)	4,739	(83,347)	(41,762)

Income tax expense	(22)	(338)	(318)	(836)

Net income (loss)	$(41,689)	$4,401	$(83,665)	$(42,598)

Net income (loss) per common share:
Basic	$(0.19)	$0.02	$(0.40)	$(0.25)

Diluted	$(0.19)	$0.02	$(0.40)	$(0.25)

Weighted-average common shares outstanding:
Basic	214,586	199,503	209,868	170,314

Diluted	214,586	203,376	209,868	170,314

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$18,858	$21,736	$194,212	$38,396
Net cash provided by (used in) investing activities	24,735	(26,892)	(4,686)	(50,565)
Net cash used in financing activities	(101,672)	(665)	(143,762)	(3,253)
Capital expenditures, intangible asset purchases and development of software assets	(15,774)	(23,393)	(40,386)	(46,628)

			December 31, 2010	December 31, 2009

Balance Sheet Data (at period end):
Cash and cash equivalents			$78,934	$32,213
Restricted cash			7,978	43,700
Accounts receivable, net of allowance			15,207	15,053
Inventory, net of allowance			6,143	7,771
Prepaid expenses and other current assets			17,231	40,425
Deferred customer acquisition costs			7,574	23,072
Property and equipment, net			79,050	90,548
Software, net			35,516	35,540
Debt related costs, net			5,372	7,412
Intangible assets, net			4,186	5,331
Other assets			3,201	12,319

Total assets			$260,392	$313,384

Accounts payable and accrued expenses			$126,535	$80,683
Deferred revenue			45,181	64,558
Total notes payable, including current portion, net of discount			193,004	201,771
Embedded features within notes payable, at fair value			—	25,050
Capital lease obligations			19,448	20,948
Other liabilities			5,871	12,283

Total liabilities			$390,039	$405,293

Total stockholders’ deficit			$(129,647)	$(91,909)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
Gross subscriber line additions	167,435	163,055	187,592	640,205	748,681
Change in net subscriber lines	5,848	(4,846)	(10,131)	(30,013)	(155,458)
Subscriber lines (at period end)	2,404,883	2,399,035	2,434,896	2,404,883	2,434,896
Average monthly customer churn	2.4%	2.4%	2.8%	2.4%	3.1%
Average monthly revenue per line	$30.20	$29.72	$30.54	$30.48	$29.49
Average monthly telephony services revenue per line	$29.78	$29.45	$29.84	$30.06	$28.68
Average monthly direct cost of telephony services per line	$8.06	$8.36	$7.96	$8.40	$7.08
Marketing costs per gross subscriber line addition	$301	$302	$281	$310	$305
Employees (excluding temporary help) (at period end)	1,140	1,145	1,225	1,140	1,225
Direct margin as a % of total revenue	67.8%	65.7%	66.3%	66.1%	67.9%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	December 31,	Three Months Ended September 30,	December 31,	For the Years Ended December 31,
	2010	2010	2009	2010	2009
Income from operations	$25,904	$19,838	$18,779	$95,054	$57,202
Depreciation and amortization	12,727	12,649	13,766	53,073	53,391
Share-based expense	2,424	2,483	1,580	8,255	8,473

Adjusted EBITDA	41,055	34,970	34,125	156,382	119,066
Marketing	50,352	49,254	52,758	198,170	227,990
Customer equipment and shipping	(3,056)	(1,991)	(5,131)	(12,108)	(24,232)
Direct cost of goods sold	12,051	13,214	17,070	55,965	71,488
Pre-marketing operating income	$100,402	$95,447	$98,822	$398,409	$394,312

As a % of telephony services revenue	46.8%	45.0%	45.2%	45.6%	45.6%

VONAGE HOLDINGS CORP. TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO NET INCOME EXCLUDING ADJUSTMENTS (Dollars in thousands, except per share amounts) (unaudited)
	December 31,	Three Months Ended September 30,	December 31,	For the Years Ended December 31,
	2010	2010	2009	2010	2009
Net income (loss)	$(41,689)	$(55,382)	$4,401	$(83,665)	$(42,598)
Change in fair value of embedded features within notes payable and stock warrant	29,782	62,150	1,055	99,338	49,933
(Gain) loss on extinguishment of notes	26,531	1,545	(225)	31,023	(4,041)

Net income excluding adjustments	$14,624	$8,313	$5,231	$46,696	$3,294

Net income (loss) per common share:
Basic	$(0.19)	$(0.26)	$0.02	$(0.40)	$(0.25)

Diluted	$(0.19)	$(0.26)	$0.02	$(0.40)	$(0.25)

Weighted-average common shares outstanding:
Basic	214,586	212,086	199,503	209,868	170,314

Diluted	214,586	212,086	203,376	209,868	170,314

Net income per common share, excluding adjustments:
Basic	$0.07	$0.04	$0.03	$0.22	$0.02

Diluted	$0.06	$0.04	$0.03	$0.21	$0.02

Weighted-average common shares outstanding:
Basic	214,586	212,086	199,503	209,868	170,314

Diluted	232,290	229,379	223,358	226,874	170,822

VONAGE HOLDINGS CORP.

TABLE 5. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT

(Dollars in thousands)

(unaudited)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2009	2010	2010	2010	2010
Current maturities of capital lease obligations	$1,500	$1,567	$1,637	$1,708	$1,783
Current portion of notes payable	1,303	1,303	1,303	1,303	20,000
Notes payable, net of discount	200,468	202,624	188,350	177,185	173,004
Capital lease obligations, net of current maturities	19,448	19,029	18,597	18,145	17,665
Unamortized discount - notes payable	24,142	22,476	17,918	15,716	6,996

Gross Debt	$246,861	$246,999	$227,805	$214,057	$219,448

Less:

Unrestricted cash	$32,213	$52,055	$125,900	$136,251	$78,934
Concentration account	3,277	30,000	30,000	30,000	—

Net debt	$211,371	$164,944	$71,905	$47,806	$140,514

Gross Debt Breakout:

First lien principal	$128,165	$127,840	$104,327	$99,501	$—
Second lien principal	72,000	72,000	72,000	62,540	—
Third lien principal	5,695	2,600	2,400	2,400	—
Second lien paid-in-kind interest	18,576	23,104	27,912	28,653	—
Third lien accrued but unpaid interest	1,478	859	932	1,110	—
Notes payable	—	—	—	—	200,000
Capital leases	20,947	20,596	20,234	19,853	19,448

Gross Debt	$246,861	$246,999	$227,805	$214,057	$219,448

VONAGE HOLDINGS CORP. TABLE 6. FREE CASH FLOW (Dollars in thousands) (unaudited)
	December 31,	March 31,	June 30,	September 30,	December 31,
	2009	2010	2010	2010	2010
Net cash provided by operating activities	$21,736	$51,248	$93,270	$30,836	$18,858

Less:

Capital expenditures	(12,005)	(1,959)	(5,407)	(3,980)	(6,328)
Intangible assets	(1,250)	—	—	—	—
Acquisition and development of software assets	(10,138)	(2,041)	(6,699)	(4,526)	(9,446)

Free cash flow	$(1,657)	$47,248	$81,164	$22,330	$3,084

About Vonage

Vonage (NYSE: VG) is a leading provider of low-cost communications services connecting individuals through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Arpie McQueen 732.218.6075 arpie.mcqueen@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income (loss) excluding adjustments, net debt and free cash flow.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.

The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.

The Company has also excluded from its net loss the change in fair value of embedded features within notes payable and stock warrant and gain (loss) on extinguishment of notes. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

Vonage uses net debt as a measure of assessing leverage, as it reflects the gross debt under the Company’s credit agreements and capital leases less cash available to repay such amounts. The Company believes that net debt is also a factor that third parties consider in valuing the Company.

Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net loss excluding the change in fair value of embedded features within notes payable and stock warrant and the gain (loss) on extinguishment of notes.

Vonage defines net debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash and cash in a concentration account required by the Company’s credit agreements.

Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, intangible assets, and acquisition and development of software assets.

Conference Call and Webcast

Management will host a webcast discussion of the fourth quarter and full year 2010 results on Tuesday, February 15, 2011 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight March 1, 2011, and may be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay passcode is: 38519065.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth strategy, adjusted EBITDA, gross additions, net line additions, impact of product initiatives on revenues, debt repayment, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services; the Company’s ability to retain customers and attract new customers; results of pending litigation and intellectual property and other litigation that may be brought against the Company; failure to protect the Company’s trademarks and internally developed software; the Company’s ability to obtain or maintain relevant intellectual property licenses; the Company’s dependence on third party facilities, equipment, systems, and services; system disruptions or flaws in the Company’s technology; fraudulent use of the Company’s name or services; the Company’s ability to maintain data security; results of regulatory inquiries into the Company’s business practices; the Company’s ability to obtain additional financing if required; restrictions in the Company’s debt agreements that may limit the Company’s operating flexibility; any reinstatement of holdbacks by the Company’s vendors; the Company’s dependence on the Company’s customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; differences between the Company’s service and traditional phone services, including the Company’s 911 service; the Company’s dependence upon key personnel; the Company’s history of net losses and ability to achieve consistent profitability in the future; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

(vg-f)